Exhibit 5.1

September 18, 2019

Crown ElectroKinetics Corp.

1110 NE Circle Blvd.

Corvallis, Oregon 97330

RE:	Crown ElectroKinetics Corp.
Registration on Form S-1

Ladies and Gentlemen:

We have represented Crown ElectroKinetics, Corp., a Delaware corporation (the “Company”), in connection with its filing of the Registration Statement on Form S-1 (No. 333-232426) (as it may be amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement covers the registration of up to 12,587,291 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company that will be offered for sale by selling stockholders.

We have examined the Registration Statement, as well as the original, or a photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or as photostatic copies and the authenticity of the originals of such copies.

Based upon our examination mentioned above, subject to the assumptions stated and relying on statements of facts contained in the documents that we have examined, we are of the opinion that the Shares being offered for sale by the selling stockholders which are currently outstanding are duly authorized, validly issued, fully paid and non-assessable and the Shares being offered for sale by the selling stockholders that are issuable upon the exercise of warrants and other convertible instruments are duly authorized and will be, when issued in the manner described in the Registration Statement (and in accordance with the instruments pursuant to which they are to be issued, including the payment of any conversion or exercise price specified therein), legally and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the Prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

Our opinion expressed herein is based upon the laws of the State of Delaware, including statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws. We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we express no opinion with respect to any state securities or blue sky laws. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

This opinion is rendered pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act and may not be used, circulated, quoted or relied upon for any other purpose. This opinion is given as of the date set forth above, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

Very truly yours,

/s/ Pryor Cashman LLP